Exhibit 10.1

May 22, 2008

Phillip Rose

[Address]

Dear Phil,

Per our discussions, we would like to take this opportunity to offer you the position of Chief Operating Officer with our organization. The table below outlines the terms of your employment at Senetek PLC.

Title	Chief Operating Officer

Employment Start Date	To be discussed with and agreed upon by Frank Massino

Annual Salary	$240,000

Equity	40,000 Stock Options (at market price on the date of grant)

Report To	Frank J. Massino, Chairman & CEO

Location	Napa Headquarters or Southern California, subject to discussion and approval with Frank Massino

Bonus Plan	Eligible for pro rata participation in Management Bonus Program

401K	Eligible for enrollment in Company’s 401K plan in accordance with its terms

Employee Benefits	Eligible for enrollment in Company’s medical, dental, group life and disability insurance plans effective immediately

We look forward to having you as a member of our team.

Sincerely,

Corena Michnevich

Vice President, Human Resources

Senetek PLC

AGREED TO AND ACCEPTED BY:

Phillip Rose	Date

Additional Agreed Upon Terms on May 27, 2008:

1.	Senetek to underwrite relocation of automobile and personal items to California (to be kept under $2000).

2.	Senetek to underwrite up to 3 month temporary housing in Napa.

3.	Senetek to provide necessary equipment such as Blackberry or laptop computer.

4.	Senetek to include a 2 month severance package – in the event employee is terminated for anything other than cause.